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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

May 20, 2003

Rigel Pharmaceuticals, Inc.
1180 Veterans Blvd.
South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rigel Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the distribution of subscription rights (the "Rights") to purchase up to 15,625,000 shares of the Company's common stock, $.001 par value (the "Shares"), and the issuance of the Shares upon exercise of the Rights.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Amended and Restated Certificate of Incorporation and Bylaws, a certificate executed by an officer of the Company, to the effect that the consideration for the Shares will be received by the Company in accordance with the provisions of applicable Board of Directors resolutions and any plan or agreement relating to the issuance of the Shares, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed the completion by the Company of a reverse split of its common stock of at least 1-for-2 prior to the distribution of the Rights.

We express no opinion herein concerning any laws other than the federal laws of the United States, the laws of the State of California and the Delaware General Corporation Law, as well as applicable provisions of the Constitution of the State of Delaware and applicable case law. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (a) when the Registration Statement becomes effective under the Securities Act of 1933, as amended, and the Rights are distributed to the holders of record of the Company's common stock as contemplated in the Registration Statement, they will be validly issued and (b) the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
By:	/s/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper

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  Exhibit 5.1